Exhibit 99.4

RANDGOLD RESOURCES LIMITED

Incorporated in Jersey, Channel Islands

Reg. No. 62686

LSE Trading Symbol: RRS

Nasdaq Trading Symbol: GOLD

(‘Randgold Resources’ or the ‘Company’)

DIRECTORS’ RANDGOLD RESOURCES SHAREHOLDING

London, 26 March 2012 – Randgold Resources Limited announces the following:

(a)	Mr Robert Israel, a non-executive director of the Company, purchased 1 000 ordinary shares of the Company on 22 March 2012 at a price of US$91.4790 and Mr Israel purchased 500 ordinary shares of the Company on 23 March 2012 at a price of US$88.51. Mr Israel’s shareholding in the Company is now 41 163 ordinary shares or 0.04% of the Company’s current issued share capital.

(b)	Mr Andrew Quinn, a non-executive director of the Company, purchased 600 ordinary shares of the Company on 22 March 2012 at a price of US$91.879. Mr Quinn’s shareholding in the Company is now 1 000 ordinary shares or 0.00% of the Company’s current issued share capital.

ENQUIRIES

Chief Executive Dr Mark Bristow +44 788 071 1386 +44 779 775 2288	Financial Director Graham Shuttleworth +44 779 771 1338 +44 1534 735 333	Investor & Media Relations Kathy du Plessis +44 20 7557 7738 Email: randgoldresources@dpapr.com

Website: www.randgoldresources.com